Exhibit 99.1

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

INDEX TO THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Page No.
Consolidated and Combined Financial Statements of Digital Realty Trust, Inc. and Digital Realty Trust, Inc. Predecessor

Report of Independent Registered Public Accounting Firm	2

Consolidated Balance Sheets of Digital Realty Trust, Inc. as of December 31, 2005 and 2004	3

Consolidated and Combined Statements of Operations for Digital Realty Trust, Inc for year ended December 31, 2005 and the period from November 3, 2004 through December 31, 2004, and for Digital Realty Trust, Inc. Predecessor for the period from January 1, 2004 through November 2, 2004 and for the year ended December 31, 2003	4

Consolidated and Combined Statements of Stockholders’ and Owners’ Equity (Deficit) and Comprehensive Income (Loss) for Digital Realty Trust, Inc. for the year ended December 31, 2005 and the period November 3, 2004 through December 31, 2004, and for Digital Realty Trust, Inc. Predecessor for the period from January 1, 2004 through November 2, 2004 and for the year ended December 31, 2003	5

Consolidated and Combined Statements of Cash Flows for the years ended December 31, 2005, 2004 and 2003	7

Notes to Consolidated and Combined Financial Statements	10

Supplemental Schedule—Schedule III—Properties and Accumulated Depreciation	35

Notes to Schedule III—Properties and Accumulated Depreciation	37

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Digital Realty Trust, Inc.:

We have audited the accompanying consolidated balance sheets of Digital Realty Trust, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) for the year ended December 31, 2005 and for the period from November 3, 2004 (commencement of operations) through December 31, 2004, the related combined statements of operations, owners’ equity of Digital Realty Trust, Inc. Predecessor, as defined in note 1 to the financial statements, for the period from January 1, 2004 through November 2, 2004, and the year ended December 31, 2003, the related consolidated statement of cash flows of Digital Realty Trust, Inc. and subsidiaries for the year ended December 31, 2005 and the related consolidated and combined statement of cash flows of Digital Realty Trust, Inc. and subsidiaries and Digital Realty Trust, Inc. Predecessor for the year ended December 31, 2004, and the related combined statement of cash flows of Digital Realty Trust, Inc. Predecessor for the year ended December 31, 2003. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule III, properties and accumulated depreciation. These consolidated and combined financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated and combined financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Digital Realty Trust, Inc. and subsidiaries as of December 31, 2005 and 2004, the consolidated results of operations for the year ended December 31, 2005 and for the period from November 3, 2004 (commencement of operations) through December 31, 2004, the combined results of operations of Digital Realty Trust, Inc. Predecessor, for the period from January 1, 2004 through November 2, 2004, and the year ended December 31, 2003, the consolidated cash flows of Digital Realty Trust, Inc. and subsidiaries for the year ended December 31, 2005, and the consolidated and combined cash flows of Digital Realty Trust, Inc. and subsidiaries and Digital Realty Trust, Inc. Predecessor for the year ended December 31, 2004, and the combined cash flows of Digital Realty Trust, Inc. Predecessor for the year ended December 31, 2003 in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule III, properties and accumulated depreciation, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

San Francisco, California

March 14, 2006, except as to paragraph one of note 1,

note 2(r), note 6, and paragraph six of note 15,

which are as of September 6, 2006

DIGITAL REALTY TRUST, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31, 2005	December 31, 2004
ASSETS
Investments in real estate:
Land	$191,961	$129,112
Acquired ground lease	1,477	1,477
Buildings and improvements	941,115	613,058
Tenant improvements	123,957	74,745

Investments in real estate	1,258,510	818,392
Accumulated depreciation and amortization	(64,404)	(30,980)

Net investments in real estate	1,194,106	787,412
Cash and cash equivalents	10,930	4,557
Accounts and other receivables, net of allowance for doubtful accounts of $763 and $362 as of December 31, 2005 and 2004, respectively	7,587	3,051
Deferred rent	25,094	12,236
Acquired above market leases, net of accumulated amortization of $12,154 and $5,659 as of December 31, 2005 and 2004, respectively	48,237	43,947
Acquired in place lease value and deferred leasing costs, net of accumulated amortization of $50,974 and $22,972 as of December 31, 2005 and 2004, respectively	201,141	136,721
Deferred financing costs, net of accumulated amortization of $7,873 and $6,555 as of December 31, 2005 and 2004, respectively	7,659	8,236
Restricted cash	22,123	14,207
Other assets	12,293	2,920

Total Assets	$1,529,170	$1,013,287

LIABILITIES AND STOCKHOLDERS’ EQUITY
Notes payable under line of credit	$181,000	$44,000
Mortgage loans	568,067	453,498
Other secured loans	—	22,000
Accounts payable and other accrued liabilities	36,869	12,789
Accrued dividends and distributions	15,639	8,276
Acquired below market leases, net of accumulated amortization of $17,190 and $9,528 as of December 31, 2005 and 2004, respectively	67,177	37,390
Security deposits and prepaid rents	11,476	6,276

Total liabilities	880,228	584,229
Commitments and contingencies
Minority interests in consolidated joint ventures	206	997
Minority interests in operating partnership	262,239	254,862
Stockholders’ equity:
Preferred Stock: $0.01 par value, 20,000,000 authorized:
Series A Cumulative Redeemable Preferred Stock, 8.50%, $103,500,000 liquidation preference ($25.00 per share), 4,140,000 issued and outstanding	99,297	—
Series B Cumulative Redeemable Preferred Stock, 7.875%, $63,250,000 liquidation preference ($25.00 per share), 2,530,000 issued and outstanding	60,502	—
Common Stock; $0.01 par value: 100,000,000 authorized, 27,363,408 and 21,421,300 shares issued and outstanding as of December 31, 2005 and December 31, 2004	274	214
Additional paid-in capital	252,562	182,411
Dividends in excess of earnings	(27,782)	(9,517)
Accumulated other comprehensive income, net	1,644	91

Total stockholders’ equity	386,497	173,199

Total liabilities and stockholders’ equity	$1,529,170	$1,013,287

See accompanying notes to the consolidated and combined financial statements.

DIGITAL REALTY TRUST, INC. AND

DIGITAL REALTY TRUST, INC. PREDECESSOR

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

(in thousands, except share data)

	The Company		The Predecessor
	Year Ended December 31, 2005	Period from November 3, 2004 through December 31, 2004	Period from January 1, 2004 through November 2, 2004	Year Ended December 31, 2003
	(revised)	(revised)	(revised)	(revised)
Revenues:
Rental	$158,428	$20,121	$63,748	$48,673
Tenant reimbursements	37,174	3,992	12,012	8,632
Other	7,103	30	71	4,328

Total revenues	202,705	24,143	75,831	61,633

Expenses:
Rental property operating and maintenance	41,030	4,790	12,291	8,205
Property taxes	20,992	1,959	6,642	4,479
Insurance	2,728	455	1,296	597
Interest	37,724	5,316	17,786	10,022
Asset management fees to related party	—	—	2,655	3,185
Depreciation and amortization	59,616	6,983	21,806	15,637
General and administrative	12,615	20,766	223	312
Loss from early extinguishment of debt	1,021	283	—	—
Other	1,635	57	1,021	2,459

Total expenses	177,361	40,609	63,720	44,896

Income (loss) from continuing operations before minority interests	25,344	(16,466)	12,111	16,737
Minority interests in consolidated joint ventures of continuing operations	—	(20)	14	(149)
Minority interests in continuing operations of operating partnership	(8,818)	10,274	—	—

Income (loss) from continuing operations	16,526	(6,212)	12,125	16,588
(Loss) income from discontinued operations before minority interests	(987)	96	(1,422)	54
Minority interests attributable to discontinued operations	562	(53)	23	—

(Loss) income from discontinued operations	(425)	43	(1,399)	54

Net income (loss)	16,101	(6,169)	$10,726	$16,642

Preferred stock dividends	(10,014)	—

Net income (loss) available to common stockholders	$6,087	$(6,169)

Income (loss) per share from continuing operations available to common stockholders:
Basic	$0.27	$(0.30)
Diluted	$0.27	$(0.30)

Loss per share from discontinued operations:
Basic	$(0.02)	$—
Diluted	$(0.02)	$—

Net income (loss) per share available to common stockholders:
Basic	$0.25	$(0.30)
Diluted	$0.25	$(0.30)

Weighted average common shares outstanding:
Basic	23,986,288	20,770,875
Diluted	24,221,732	20,770,875

See accompanying notes to the consolidated and combined financial statements.

DIGITAL REALTY TRUST, INC. AND

DIGITAL REALTY TRUST, INC. PREDECESSOR

CONSOLIDATED AND COMBINED STATEMENTS OF STOCKHOLDERS’ AND

OWNERS’ EQUITY (DEFICIT) AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except share data)

	Series A Preferred Stock	Series B Preferred Stock	Number of Common Shares	Common Stock	Additional Paid in Capital	Accumulated Dividends In Excess of Earnings	Accumulated Other Comprehensive Income, net	Owner’s Equity	Total
Predecessor:
Balance at December 31, 2002	$—	$—	—	$—	$—	$—	$463	$82,714	$83,177
Contributions	—	—	—	—	—	—	—	131,181	131,181
Distributions	—	—	—	—	—	—	—	(82,891)	(82,891)
Net income	—	—	—	—	—	—	—	16,642	16,642
Other comprehensive income:
Foreign currency translation adjustments	—	—	—	—	—	—	(158)		(158)

Comprehensive income									16,484

Balance at December 31, 2003	—	—	—	—	—	—	305	147,646	147,951
Contributions	—	—	—	—	—	—	—	130,264	130,264
Distributions	—	—	—	—	—	—	—	(68,971)	(68,971)
Net income	—	—	—	—	—	—	—	10,726	10,726
Other comprehensive income:
Foreign currency translation adjustments	—	—	—	—	—	—	33		33

Comprehensive income									10,759

Balance at November 2, 2004	—	—	—	—	—	—	338	219,665	220,003
The Company:
Reclassify Predecessor owner’s equity	—	—	—	—	219,665	—	—	(219,665)	—
Net proceeds from sale of common stock	—	—	21,421,300	214	230,584	—	—	—	230,798
Record minority interests	—	—	—	—	(267,851)	—	(201)	—	(268,052)
Amortization of deferred compensation regarding share-based awards, net of minority interests	—	—	—	—	13	—	—	—	13
Dividends	—	—	—	—	—	(3,348)	—	—	(3,348)
Net loss	—	—	—	—	—	(6,169)	—	—	(6,169)
Other comprehensive loss—Fair value of interest rate swaps, net of minority interests	—	—	—	—	—	—	(11)	—	(11)
Other comprehensive loss—Foreign currency translation adjustments, net of minority interests	—	—	—	—	—	—	(35)	—	(35)

Comprehensive loss									(6,215)

DIGITAL REALTY TRUST, INC. AND

DIGITAL REALTY TRUST, INC. PREDECESSOR

CONSOLIDATED AND COMBINED STATEMENTS OF STOCKHOLDERS’ AND

OWNERS’ EQUITY (DEFICIT) AND COMPREHENSIVE INCOME (LOSS)—(Continued)

(in thousands, except share data)

	Series A Preferred Stock	Series B Preferred Stock	Number of Common Shares	Common Stock	Additional Paid in Capital	Accumulated Dividends In Excess of Earnings	Accumulated Other Comprehensive Income, net	Owner’s Equity	Total
Balance at December 31, 2004	—	—	21,421,300	214	182,411	(9,517)	91	—	173,199
Issuance of series A preferred stock, net of offering costs	99,297	—	—	—	—	—	—		99,297
Issuance of series B preferred stock, net of offering costs	—	60,502	—	—	—	—	—		60,502
Net proceeds from sale of common stock	—	—	5,870,891	59	97,713	—	—		97,772
Issuance of restricted stock			13,063	—	—				—
Exercise of stock options	—	—	58,154	1	717	—	—		718
Reallocation between minority interests and stockholders’ equity resulting from changes in the relative ownership	—	—	—	—	(28,494)	—	—		(28,494)
Amortization of deferred compensation regarding share-based awards, net of minority interests	—	—	—	—	215	—	—		215
Dividends declared on preferred stock	—	—	—	—	—	(10,014)	—		(10,014)
Dividends declared on common stock	—	—	—	—	—	(24,352)	—		(24,352)
Net income	—	—	—	—	—	16,101	—		16,101
Other comprehensive income—Foreign currency translation adjustments, net of minority interests	—	—	—	—	—	—	(27)		(27)
Other comprehensive income—Fair value of interest rate swaps, net of minority interests							1,365		1,365
Other comprehensive income—Reclassification of other comprehensive income to interest expense, net of minority interests	—	—	—	—	—	—	215		215

Comprehensive income									17,654

Balance at December 31, 2005	$99,297	$60,502	27,363,408	$274	$252,562	$(27,782)	$1,644	$—	$386,497

See accompanying notes to the consolidated and combined financial statements.

DIGITAL REALTY TRUST, INC. AND

DIGITAL REALTY TRUST, INC. PREDECESSOR

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(in thousands)

	The Company	The Company and the Predecessor	The Predecessor
	Year Ended December 31, 2005	Year Ended December 31, 2004	Year Ended December 31, 2003
Cash flows from operating activities (including discontinued operations):
Net income	$16,101	$4,557	$16,642
Adjustments to reconcile net income to net cash provided by operating activities:
Minority interests in operating partnership	8,268	(10,214)	—
Minority interests in consolidated joint ventures of continuing and discontinued operations	(12)	(24)	149
Distributions to joint venture partner	—	(288)	(240)
Write-off of net assets (liabilities) due to early lease terminations	(228)	2,204	2,094
Depreciation and amortization of buildings and improvements, tenant improvements and acquired ground lease, including amounts for discontinued operations	33,750	18,254	9,480
Amortization over the vesting period of the fair value of equity compensation	318	32	—
Compensation expense for fully vested long-term incentive units granted	—	17,887	—
Amortization of deferred financing costs	2,921	4,590	816
Write-off of deferred financing costs, included in net loss on early extinguishment of debt	571	283	—
Amortization of debt premium	(138)	(903)	(970)
Amortization of acquired in place lease value and deferred leasing costs	28,482	13,144	6,815
Amortization of acquired above market leases and acquired below market leases, net	(1,866)	(190)	(1,892)
Changes in assets and liabilities:
Accounts and other receivables	(4,336)	(2,287)	1,101
Deferred rent	(12,952)	(7,065)	(3,769)
Deferred leasing costs	(3,706)	(2,216)	(2,009)
Other assets	244	(906)	(1,686)
Accounts payable and other accrued liabilities	9,875	5,567	(482)
Security deposits and prepaid rents	5,556	3,009	1,579
Asset management fees to related party	—	(796)	—

Net cash provided by operating activities (including discontinued operations)	82,848	44,638	27,628

Cash flows from investing activities:
Acquisitions of properties (including $16.5 million paid to GI Partners in 2005)	(450,984)	(348,507)	(210,318)
Deposits paid for acquisitions of properties	(430)	(500)	—
Change in restricted cash	(7,916)	(13,556)	(651)
Improvements to investments in real estate	(21,485)	(8,714)	(2,936)

Net cash used in investing activities	(480,815)	(371,277)	(213,905)

DIGITAL REALTY TRUST, INC. AND

DIGITAL REALTY TRUST, INC. PREDECESSOR

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS—(Continued)

(in thousands)

	The Company	The Company and the Predecessor	The Predecessor
	Year Ended December 31, 2005	Year Ended December 31, 2004	Year Ended December 31, 2003
Cash flows from financing activities:
Borrowings on line of credit	$393,755	$202,381	$91,436
Repayments on line of credit	(256,755)	(202,817)	(100,000)
Proceeds from mortgage loans	181,000	266,951	131,420
Principal payments on mortgage loans	(86,171)	(103,044)	(2,673)
Proceeds from other secured loans	—	—	22,000
Principal payments on other secured loans	(22,000)	(29,384)	—
Proceeds from note payable under bridge loan	—	243,686	—
Principal payments on note payable under bridge loan	—	(243,686)	—
Payment of loan fees and costs	(4,773)	(9,495)	(3,000)
Contributions from joint venture partners	65	1,500	400
Return of capital to joint venture partners	—	(676)	—
Purchase of operating partnership units	—	(91,862)	—
Contributions from owner of the Predecessor	—	130,264	131,181
Distributions to owner of the Predecessor	—	(68,594)	(82,891)
Settlement of foreign currency forward sale contract	(2,519)	—	—
Reimbursement by GI Partners of settlement cost of foreign currency forward sale contract	1,911	—	—
Gross proceeds from the sale of common stock	104,502	257,058	—
Gross proceeds from the sale of preferred stock	166,750	—	—
Common stock offering costs paid	(6,952)	(26,260)	—
Preferred stock offering costs paid	(6,753)	—	—
Proceeds from exercise of employee stock options	718
Payment of dividends to preferred stockholders	(10,014)	—	—
Payment of dividends to common stockholders and distributions to limited partners of operating partnership	(48,424)	—	—

Net cash provided by financing activities	404,340	326,022	187,873

Net increase (decrease) in cash and cash equivalents	6,373	(617)	1,596
Cash and cash equivalents at beginning of year	4,557	5,174	3,578

Cash and cash equivalents at end of year	$10,930	$4,557	$5,174

Supplemental disclosure of cash flow information:
Cash paid for interest, including amounts capitalized	$35,056	$19,955	$10,088

DIGITAL REALTY TRUST, INC. AND

DIGITAL REALTY TRUST, INC. PREDECESSOR

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS—(Continued)

(in thousands)

	The Company	The Company and the Predecessor	The Predecessor
	Year Ended December 31, 2005	Year Ended December 31, 2004	Year Ended December 31, 2003
Supplementary disclosure of noncash investing and financing activities:
Decrease in net assets related to foreign currency translation adjustments	$(27)	$(81)	$(158)
Accrual of dividends and distributions	15,639	8,276	—
Increase in other assets related to increase in fair value of interest rate swaps	3,294	—	—
Distribution of receivables to owner of the Company’s Predecessor	—	375	—
Reclassification of owner’s equity to minority interest in the Operating Partnership	28,801	268,052	—
Reduction in loan balance and related reduction in purchase price for the property	—	500	—
Accrual for additions to investments in real estate included in accounts payable and accrued expenses	1,324	1,139	1,859
Allocation of purchase of properties to:
Investments in real estate	414,476	405,414	180,546
Accounts and other receivables	200	—	—
Acquired above market leases	14,365	36,707	10,614
Acquired below market leases	(32,485)	(22,789)	(6,964)
Acquired in place lease value	79,476	90,047	26,122
Other assets (includes $3.3 million of refundable value added tax in 2005)	3,786	—	—
Mortgage loans assumed	(15,838)	(77,213)	—
Other secured loan assumed	—	(11,884)	—
Operating Partnership Units issued to acquire properties	—	(71,230)	—
Loan premium	(2,333)	(545)	—
Accounts payable and other accrued liabilities	(11,508)	—	—
Reverse minority interest in consolidated joint venture	845	—	—

Cash paid for acquisition of properties	450,984	348,507	210,318
Operating Partnership Units issued in connection with acquisition of the minority interest in a joint venture	—	4,748	—
Minority interest in joint venture reclassified to minority interest in Operating Partnership	—	(2,959)	—
Increase to components of net investment foreign currency hedge upon settlement:
Investment in real estate	5,304	—	—
Mortgage loans	(3,307)	—	—
Other accrued liabilities	(1,997)	—	—
Increase in deferred compensation and additional paid in capital related to:
Issuance of restricted stock	307	—	—
Issuance of stock options	401	842	—
Issuance of class C profits interests	4,230	—	—

See accompanying notes to the consolidated and combined financial statements.

DIGITAL REALTY TRUST, INC. AND

DIGITAL REALTY TRUST, INC. PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

1. Organization and Description of Business

Digital Realty Trust, Inc. through its controlling interest in Digital Realty Trust, L.P. (the Operating Partnership) and the subsidiaries of the Operating Partnership (collectively, “we” or the Company) is engaged in the business of owning, acquiring, repositioning and managing technology-related real estate. As of December 31, 2005 our portfolio consists of 43 properties, including 7979 East Tufts Avenue, a property which we classified as held for sale in June 2006 and sold on July 12, 2006; 40 are located throughout the United States and three are located in Europe. Our properties are diversified in major markets where corporate data center and technology tenants are concentrated, including the Boston, Chicago, Dallas, Los Angeles, New York, Philadelphia, San Francisco and Silicon Valley metropolitan areas. The portfolio consists of Internet gateway properties, data center properties, technology manufacturing properties and regional or national headquarters of technology companies.

The Operating Partnership was formed on July 21, 2004 in anticipation of our initial public offering (IPO). Effective as of the completion of our IPO on November 3, 2004, including exercise of the underwriters’ over-allotment option, we, as sole general partner, owned a 40.5% common interest. As a result of our February 2005 and July 2005 stock offerings, as of December 31, 2005, we own a 46.4% common interest and a 100% preferred interest in the Operating Partnership. We have control over the Operating Partnership. The limited partners of the Operating Partnership do not have rights to replace the general partner or approve the sale or refinancing of the Operating Partnership’s assets, although they do have certain protective rights.

We completed our IPO on November 3, 2004 and commenced operations on that date. The IPO resulted in the sale of 20,000,000 shares of common stock at a price per share of $12.00, generating gross proceeds to us of $240.0 million. Our aggregate proceeds, net of underwriters’ discounts, commissions and financial advisory fees and other offering costs were approximately $214.9 million. On November 30, 2004, an additional 1,421,300 shares of common stock were sold at $12.00 per share as a result of the underwriters’ exercising their over-allotment option. This resulted in additional net proceeds of approximately $15.9 million to us.

On February 9, 2005, we completed the offering of 4.14 million shares of 8.50% Series A cumulative redeemable preferred stock (liquidation preference $25.00 per share) for total net proceeds, after underwriting discounts and other offering costs, of $99.3 million, including the proceeds from the exercise of the underwriters’ over-allotment option. The net proceeds from this offering were used to reduce borrowings under our unsecured credit facility, acquire properties and for investment and general corporate purposes.

On July 26, 2005, we completed the offering of 2.53 million shares of 7.875% Series B cumulative redeemable preferred stock (liquidation preference $25.00 per share) for total net proceeds, after underwriting discounts and other offering costs, of $60.5 million, including the proceeds from the exercise of the underwriters’ over-allotment option. On July 26, 2005 we also completed the offering of 5.87 million shares of common stock for total net proceeds, after underwriting discounts and other offering costs, of $97.8 million, including the proceeds from the exercise of the underwriters’ over-allotment option. The net proceeds from these offerings were used to reduce borrowings under our unsecured credit facility, acquire properties and for investment and general corporate purposes.

We continue to operate and expand the business of our predecessor (the Predecessor). The Predecessor is not a legal entity; rather it is a combination of certain of the real estate subsidiaries of Global Innovation Partners, LLC, a Delaware limited liability company (GI Partners) contributed to us in connection with the IPO, along with an allocation of certain assets, liabilities, revenues and expenses of GI Partners related to the real estate owned by such subsidiaries.

DIGITAL REALTY TRUST, INC. AND

DIGITAL REALTY TRUST, INC. PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

Beginning November 3, 2004 the financial statements presented are our consolidated financial statements. The financial statements presented for periods prior to November 3, 2004 are the combined financial statements of the Predecessor.

Pursuant to a contribution agreement among GI Partners, the owner of the Predecessor and the Operating Partnership, certain of GI Partners’ properties in exchange for limited partnership interests in the Operating Partnership (Units) and the assumption of debt and other specified liabilities. Additionally, pursuant to contribution agreements between the Operating Partnership and third parties, which were also executed in July 2004, the Operating Partnership received contributions of interests in certain additional real estate properties in exchange for Units and the assumption of specified liabilities.

We purchased a portion of the Units that were issued to GI Partners (which Units were subsequently allocated out to certain members of GI Partners) immediately following the completion of the IPO and upon exercise of the underwriters’ over-allotment option, the aggregate purchase price of which was $91.9 million. The purchase price was equal to the value of the Operating Partnership units based on the IPO price of our stock, net of underwriting discounts and commissions and financial advisory fees.

We have operated in a manner that we believe has enabled us to qualify and have elected to be treated, as a Real Estate Investment Trust (REIT) under Sections 856 through 860 of the Internal Revenue Code of 1986, (the Code) as amended.

2. Summary of Significant Accounting Policies

(a) Principles of Consolidation and Combination and Basis of Presentation

The accompanying consolidated financial statements include all of the accounts of Digital Realty Trust, Inc., the Operating Partnership, the subsidiaries of the Operating Partnership and two consolidated joint ventures. Intercompany balances and transactions have been eliminated.

Property interests contributed to the Operating Partnership by GI Partners in exchange for Units have been accounted for as a reorganization of entities under common control in a manner similar to a pooling of interests. Accordingly, the contributed assets and assumed liabilities were recorded at the Predecessor’s historical cost basis. Property interests acquired from third parties for cash or Units are accounted for using purchase accounting.

The accompanying combined financial statements of the Predecessor include the wholly owned real estate subsidiaries and two majority-owned real estate joint ventures that GI Partners contributed to the Operating Partnership on October 27, 2004 in connection with the IPO. Intercompany balances and transactions have been eliminated. The interests of the joint venture partners, all of whom are third parties, are reflected in minority interests in the accompanying combined financial statements.

The accompanying financial statements of the Predecessor do not include the real estate subsidiaries for a property owned by GI Partners that is subject to a right of first offer agreement, whereby the Operating Partnership has the right to make the first offer to purchase this property if GI Partners decides to sell it, nor do the combined financial statements of the Predecessor include another right of first offer property that we acquired from GI Partners during 2005. The accompanying combined financial statements of the Predecessor also do not include any of GI Partners’ investments in privately held companies, which GI Partners did not contribute to the Operating Partnership.

DIGITAL REALTY TRUST, INC. AND

DIGITAL REALTY TRUST, INC. PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

The accompanying combined statements of the Predecessor include an allocation of GI Partners’ line of credit to the extent that such borrowings and the interest expense relate to acquisitions of the real estate owned by the subsidiaries and joint ventures that GI Partners contributed to the Operating Partnership. Additionally, the accompanying combined financial statements of the Predecessor include an allocation of asset management fees to a related party incurred by GI Partners along with an allocation of the liability for any such fees that were unpaid as of December 31, 2003 and an allocation of GI Partners’ general and administrative expenses. Although neither the Company nor the Operating Partnership were parties to the agreement requiring the payment of the asset management fees, an allocation of such fees has been included in the accompanying combined financial statements since such fees were essentially the Company Predecessor’s historical general and administrative expense. The Predecessor did not directly incur personnel costs, home office space rent or other general and administrative expenses that subsequent to the completion of the IPO are incurred directly by the Company and the Operating Partnership. These types of expenses were historically incurred by the asset manager and were passed through to GI Partners via the asset management fee.

(b) Cash Equivalents

For purpose of the consolidated and combined statements of cash flows, the Company considers short-term investments with maturities of 90 days or less when purchased to be cash equivalents. As of December 31, 2005 and 2004, cash equivalents consist of investments in a money market fund.

(c) Investments in Real Estate

Investments in real estate are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are recorded on a straight-line basis over the estimated useful lives as follows:

Acquired ground leases	Terms of the related ground leases
Buildings and improvements	5-39 years
Tenant improvements	Shorter of the useful lives or the terms of the related leases

Improvements and replacements are capitalized when they extend the useful life, increase capacity, or improve the efficiency of the asset. Repairs and maintenance are charged to expense as incurred.

(d) Impairment of Long-Lived Assets

We assess whether there has been impairment in the value of our long-lived assets whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount to the future net cash flows, undiscounted and without interest, expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell. Management believes no impairment in the net carrying value of the investments in real estate has occurred.

(e) Purchase Accounting for Acquisition of Investments in Real Estate

Purchase accounting is applied to the assets and liabilities related to all real estate investments acquired from third parties. In accordance with Statement of Financial Accounting Standards No. 141, Business Combinations, the fair value of the real estate acquired is allocated to the acquired tangible assets, consisting

DIGITAL REALTY TRUST, INC. AND

DIGITAL REALTY TRUST, INC. PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

primarily of land, building and tenant improvements, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, other value of in-place leases, value of tenant relationships and acquired ground leases, based in each case on their fair values. Loan premiums, in the case of above market rate loans, or loan discounts, in the case of below market loans, are recorded based on the fair value of any loans assumed in connection with acquiring the real estate.

The fair values of the tangible assets of an acquired property are determined based on comparable land sales for land and replacement costs adjusted for physical and market obsolescence for the improvements. The fair values of the tangible assets of an acquired property are also determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land, building and tenant improvements based on management’s determination of the relative fair values of these assets. Management determines the as-if-vacant fair value of a property using methods similar to those used by independent appraisers. Factors considered by management in performing these analyses include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rental revenue during the expected lease-up periods based on current market demand. Management also estimates costs to execute similar leases including leasing commissions, legal and other related costs.

In allocating the fair value of the identified intangible assets and liabilities of an acquired property, above-market and below-market in–place lease values are recorded based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease and, for below-market leases, over a period equal to the initial term plus any below market fixed rate renewal periods. The leases do not currently include any below market fixed rate renewal periods. The capitalized above-market lease values are amortized as a reduction of rental income over the remaining non-cancelable terms of the respective leases. The capitalized below-market lease values, also referred to as acquired lease obligations, are amortized as an increase to rental income over the initial terms of the respective leases and any below market fixed rate renewal periods.

DIGITAL REALTY TRUST, INC. AND

DIGITAL REALTY TRUST, INC. PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

In addition to the intangible value for above market leases and the intangible negative value for below market leases, there is intangible value related to having tenants leasing space in the purchased property, which is referred to as in-place lease value and tenant relationship value. Such value results primarily from the buyer of a leased property avoiding the costs associated with leasing the property and also avoiding rent losses and unreimbursed operating expenses during the lease up period. The estimated avoided costs and avoided revenue losses are calculated and this aggregate value is allocated between in-place lease value and tenant relationships based on management’s evaluation of the specific characteristics of each tenant’s lease; however, the value of tenant relationships has not been separated from in-place lease value for the Company’s real estate because such value and its consequence to amortization expense is immaterial for these particular acquisitions. Should future acquisitions of properties result in allocating material amounts to the value of tenant relationships, an amount would be separately allocated and amortized over the estimated life of the relationship. The value of in-place leases exclusive of the value of above-market in-place leases is amortized to expense over the remaining non-cancelable periods of the respective leases. If a lease were to be terminated prior to its stated expiration, all unamortized amounts relating to that lease would be written off. The estimated future amortization of intangible assets and liabilities (assuming no early termination of leases acquired) at December 31, 2005 is as follows (in thousands):

	Acquired above market lease value	Acquired in place lease value	Acquired below market lease value
2006	$6,742	$28,621	$(9,417)
2007	6,450	27,724	(9,011)
2008	6,450	26,912	(8,693)
2009	6,025	25,656	(7,555)
2010	5,023	23,716	(5,953)
Thereafter	17,547	61,822	(26,548)

	$48,237	$194,451	$(67,177)

(f) Capitalization of costs.

We capitalize pre-acquisition costs related to probable property acquisitions. We also capitalize direct and indirect costs related to construction and development, including property taxes, insurance and financing costs relating to space under development. Costs previously capitalized related to any property acquisitions no longer considered probable are written off. Interest capitalized during the year ended December 31, 2005 was $0.3 million and no interest was capitalized during the years ended December 31, 2004 and 2003.

(g) Deferred Leasing Costs

Deferred leasing commissions and other direct and indirect costs associated with the acquisition of tenants are capitalized and amortized on a straight line basis over the terms of the related leases.

(h) Foreign Currency Translation

Assets and liabilities of the subsidiaries that own real estate investments outside the United States are translated into U.S. dollars using exchange rates as of the balance sheet dates. Income and expenses are translated using the average exchange rates for the reporting period. Translation adjustments are recorded as a component of accumulated other comprehensive income. Net income for the year ended December 31, 2005 included $0.6 million of foreign exchange transaction gains which was classified within other revenues in the accompanying consolidated and combined statement of operations. No such income was recognized in 2004 or 2003.

DIGITAL REALTY TRUST, INC. AND

DIGITAL REALTY TRUST, INC. PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(i) Foreign Currency Forward Contract

The Company accounts for its foreign currency hedging activities in accordance with FASB Statement No. 133, Accounting for Derivative Instruments and Certain Hedging Activities, and FASB Statement No. 52, Foreign Currency Translation .

Changes in the fair value of foreign currency forward contracts used as a hedge of a net investment in a foreign operation that are highly effective and qualify as foreign currency hedges are recorded as a component of accumulated other comprehensive income.

(j) Deferred Financing Costs

Loan fees and costs are capitalized and amortized over the life of the related loans on a straight-line basis, which approximates the effective interest method. Such amortization is included as a component of interest expense.

(k) Restricted Cash

Restricted cash consists of deposits for real estate taxes and insurance and other amounts as required by our loan agreements including funds for leasing costs and improvements related to unoccupied space.

(l) Offering Costs

Underwriting commissions and other offering costs are reflected as a reduction in additional paid-in capital.

(m) Share Based Compensation

We account for share based compensation, including stock options and fully vested long-term incentive units granted in connection with the IPO, using the fair value method of accounting. The estimated fair value of each of the long-term incentive units granted in connection with our IPO was equal to the IPO price of our stock and such amount was recorded as an expense upon closing of the IPO since those long-term incentive units were fully vested as of the grant date. The estimated fair value of the stock options granted by us is being amortized over the vesting period of the stock options. The estimated fair value of the Class C Partnership units (discussed in note 8) is being amortized over the expected service period of five years.

(n) Derivative Financial Instruments

We record all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative and the resulting designation. Derivatives used to hedge the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives may also be designated as hedges of the foreign currency exposure of a net investment in a foreign operation.

Derivatives used to hedge the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Our objective in using derivatives is to add stability to interest expense and to manage its exposure to interest rate movements or other identified risks. To accomplish this objective, we primarily use interest rate swaps as part of our cash flow hedging strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts in exchange for fixed-rate payments over the life of the agreements without exchange of the underlying principal amount. Through December 31, 2005, we used such derivatives to hedge the variable cash flows associated with floating rate debt.

DIGITAL REALTY TRUST, INC. AND

DIGITAL REALTY TRUST, INC. PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

For derivatives designated as cash flow hedges, the effective portion of changes in the fair value of the derivative is initially reported in other comprehensive income (outside of earnings) and subsequently reclassified to earnings when the hedged transactions affect earnings as a component of interest expense, and the ineffective portion of changes in the fair value of the derivative is recognized directly in earnings. For derivatives designated as net investment hedges, changes in the fair value of the derivative are reported in other comprehensive income (outside of earnings) as part of the cumulative translation adjustment. As of December 31, 2005, no derivatives were designated as fair value hedges. Additionally, we do not use derivatives for trading or speculative purposes.

(o) Income Taxes

We have elected to be treated and believe that we have operated in a manner that has enabled us to qualify as a Real Estate Investment Trust (REIT) under Sections 856 through 860 of the Internal Revenue Code of 1986, (the Code) as amended. As a REIT, we generally are not required to pay federal corporate income taxes on our taxable income to the extent it is currently distributed to our stockholders.

However, qualification and taxation as a REIT depends upon our ability to meet the various qualification tests imposed under the Code including tests related to annual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that we will be organized or be able to operate in a manner so as to qualify or remain qualified as a REIT. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate tax rates.

We have elected to treat two of the Operating Partnership’s subsidiaries as taxable REIT subsidiaries (each, a TRS). In general, a TRS may perform non-customary services for tenants, hold assets that we cannot hold directly and generally may engage in any real estate or non-real estate related business (except for the operation or management of health care facilities or lodging facilities or the provision to any person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated). Our TRS’s are subject to corporate federal and state income taxes based on their taxable income. These rates are generally those rates which are charged for regular corporate entities. Income taxes are recorded using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is recorded against the combined federal and state net deferred taxes reducing the deferred tax asset to a net amount. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

As of December 31, 2005 the TRS’s have available net operating loss carryforwards for federal and state income tax purposes. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Due to the uncertainty of future realizability, management has fully offset the net deferred tax assets with a valuation allowance.

To the extent that any foreign taxes are incurred by the subsidiaries invested in real estate located outside of the United States, a provision is made for such taxes.

No provision has been made in the combined financial statements of the Predecessor for U.S. income taxes, as any such taxes are the responsibility of GI Partners’ Members, as GI Partners is a limited liability company.

DIGITAL REALTY TRUST, INC. AND

DIGITAL REALTY TRUST, INC. PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(p) Revenue Recognition

All leases are classified as operating leases and minimum rents are recognized on a straight-line basis over the terms of the leases. The excess of rents recognized over amounts contractually due pursuant to the underlying leases is included in deferred rent in the accompanying consolidated balance sheets and contractually due but unpaid rents are included in accounts and other receivables.

Tenant reimbursements for real estate taxes, common area maintenance, and other recoverable costs are recognized in the period that the expenses are incurred. Lease termination fees, which are included in other income in the accompanying statements of operations, are recognized over the new remaining term of the lease, effective as of the date the lease modification is finalized, assuming collection is probable.

A provision for loss is made if the collection of the receivable balances related to contractual rent, rent recorded on a straight-line basis, tenant reimbursements and lease termination fees are considered to be doubtful.

(q) Asset Retirement Obligations

We record accruals for estimated retirement obligations, as required by SFAS No. 143, “Accounting for Asset Retirement Obligations” and FASB Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (FIN 47). The amount of asset retirement obligations relates primarily to estimated asbestos removal costs at the end of the economic life of properties that were built before 1984. At December 31, 2005 the amount included in accounts payable and other accrued liabilities on our consolidated balance sheet was approximately $0.8 million and the equivalent asset is recorded at $0.7 million, net of amortization. No amount was recognized at December 31, 2004 for these conditional asset retirement obligations as we adopted FIN 47 in 2005.

(r) Assets Held for Sale and Discontinued Operations

Discontinued operations represent a component of an entity that has either been disposed of or is classified as held for sale if both the operations and cash flows of the component have been or will be eliminated from ongoing operations of the entity as a result of the disposal transaction and the entity will not have any significant continuing involvement in the operations of the component after the disposal transaction. Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, provides that the assets and liabilities of the component of the entity that has been classified as discontinued operations be presented separately in the entity’s balance sheet. The results of operations of the component of the entity that has been classified as discontinued operations are also reported as discontinued operations for all periods presented. A property is classified as held for sale when certain criteria, as outlined in SFAS No. 144, are met. At such time, depreciation is no longer recognized. Assets held for sale are reported at the lower of their carrying amount or their estimated fair value less the estimated costs to sell the assets. The results of operations of assets held for sale are reported as discontinued operations.

(s) Management’s Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates made.

DIGITAL REALTY TRUST, INC. AND

DIGITAL REALTY TRUST, INC. PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

3. Minority Interests in the Operating Partnership

Minority interests in the Operating Partnership relate to the interests that are not owned by us. The following table shows the ownership interest in the Operating Partnership at December 31, 2005 and December 31, 2004.

	December 31, 2005		December 31, 2004
	Common units and long term incentive units	Percentage of total	Common units and long term incentive units	Percentage of total
The Company	27,363,408	46.4%	21,421,300	40.5%
Minority interest consisting of:
GI Partners	23,699,359	40.2	23,699,359	44.8
Third Parties	6,331,511	10.7	6,331,511	11.9
Employees (long term incentive units, see note 8)	1,622,671	2.7	1,490,561	2.8

	59,016,949	100.0%	52,942,731	100.0%

In conjunction with the our formation, GI Partners received common units, in exchange for contributing ownership interests in the Predecessor’s properties to the Operating Partnership. Also in connection with acquiring real estate interests owned by third parties, the Operating Partnership issued common units to those sellers. Limited partners who acquired common units in the formation transactions have the right, commencing on or after January 3, 2006, to require the Operating Partnership to redeem part or all of their common units for cash based upon the fair market value of an equivalent number of shares of our common stock at the time of the redemption. Alternatively, we may elect to acquire those common units in exchange for shares of our common stock on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuance of stock rights, specified extraordinary distributions and similar events. Pursuant to registration rights agreements we entered into with GI Partners and the other third party contributors, we are required to file a shelf registration statement covering the issuance of the shares of our common stock issuable upon redemption of the common units, and the resale of those shares of common stock by the holders. We made the initial filing of this registration statement in November 2005 and anticipate that this registration statement will be effective in the first quarter of 2006. Richard Magnuson, the Executive Chairman of our board of directors, Michael Foust, our Chief Executive Officer and a member of our board of directors, and Scott Peterson, our Senior Vice President, Acquisitions, are minority indirect investors in GI Partners.

Under the terms of certain third parties’ (the eXchange parties) contribution agreement signed in the final quarter of 2004, we have agreed to indemnify each eXchange party against adverse tax consequences in the event the Operating Partnership directly or indirectly, sells, exchanges or otherwise disposes of (whether by way of merger, sale of assets or otherwise) in a taxable transaction any interest in 200 Paul Avenue 1-4 or 1100 Space Park Drive until the earlier of November 3, 2013 and the date on which these contributors hold less than 25% of the Units issued to them in the formation transactions consummated concurrently with the IPO.

Under the eXchange parties’ contribution agreement, we agreed to make $20.0 million of indebtedness available for guaranty by theses parties until the earlier of November 3, 2013 and the date on which these contributors or certain transferees hold less than 25% of the Units issued to them in the formation transactions consummated concurrently with the IPO.

DIGITAL REALTY TRUST, INC. AND

DIGITAL REALTY TRUST, INC. PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

4. Investment in Real Estate

We had the following investments in real estate at December 31, 2005 and 2004.

As of December 31, 2005, 39%, 15% and 12% of our net investments in real estate related to properties located in California, Texas and Illinois, respectively. As of December 31, 2004 50% and 21% of the carrying value of our properties related to properties located in California and Texas, respectively.

We have a 98% ownership interest in a joint venture that owns a property known as 7979 East Tufts Avenue. The minority partner’s 2% share is reflected in minority interests in the accompanying financial statements. Distributions from this joint venture are allocated based on the stated percentage interests until distributions exceed the amount required to return all capital plus a 15% return. After that, disproportionate allocations are made based on the formulas described in the joint venture agreement whereby the 2% joint venture partner is allocated a larger share.

At December 31, 2004, we owned a 75% tenancy-in-common interest in 3065 Gold Camp Drive and an unrelated third party held the remaining 25% of the tenancy-in-common. On January 7, 2005, the third-party owner of the remaining 25% interest in this property exercised its option to require us to purchase its 25% interest. The purchase price for the remaining 25% interest was $4.1 million. The acquisition was completed on January 21, 2005.

The Predecessor had a 90% ownership interest in 2323 Bryan Street, a property located in Texas. The minority partner’s 10% share is reflected in minority interests in the accompanying combined financial statements through November 3, 2004 when such interest was purchased by us upon completion of the IPO.

DIGITAL REALTY TRUST, INC. AND

DIGITAL REALTY TRUST, INC. PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

5. Debt

A summary of outstanding indebtedness as of December 31, 2005 and 2004 is as follows (in thousands):

Properties	Interest Rate		Maturity Date		Principal Outstanding December 31, 2005		Principal Outstanding December 31, 2004
100 Technology Center Drive—Mortgage	LIBOR + 1.70	%(1)	Apr. 1, 2009		$20,000		$20,000
200 Paul Avenue 1-4—Mortgage	LIBOR + 3.17	%(1)(2)	—		—		46,749
200 Paul Avenue 1-4—Mortgage	5.74%		Oct. 8, 2015		81,000		—
34551 Ardenwood Boulevard 1-4, 2334 Lundy Place, 2440 Marsh Lane—Mortgage	LIBOR + 1.59	%(1)	Aug. 9, 2006	(4)	43,000		43,000
34551 Ardenwood Boulevard 1-4, 2334 Lundy Place, 2440 Marsh Lane—Mezzanine	LIBOR + 5.75%		—		—		22,000
375 Riverside Parkway—Mortgage	LIBOR + 1.85	%(1)	Nov. 25, 2006	(3)	8,775		8,775
6 Braham Street—Mortgage	6.85%		Oct. 31, 2009		22,490	(5)	22,672	(5)
600 West Seventh Street—Mortgage	LIBOR + 4.25	%(6)			—		25,964
731 East Trade Street—Mortgage	8.22%		Jul. 1, 2020		6,042		—
3065 Gold Camp Drive Bridge Loan	LIBOR + 2.00%		—		—		7,950
4055 Valley View Lane—Mortgage	LIBOR + 1.20	%(1)	Jan. 1, 2009		21,150		21,645
350 East Cermak Road—Mortgage	LIBOR + 2.20	%(1)(8)	Jun. 9, 2008	(3)	100,000		—
1125 Energy Park Drive—Mortgage	7.62	%(9)	Mar. 1, 2032		9,675		—
47700 Kato Road & 1055 Page Avenue—Mortgage	LIBOR + 2.25%		Dec. 31, 2006	(3)	17,540		17,965
7979 East Tufts Avenue—Mortgage	5.14%		Jan. 10, 2009		26,000		26,000
2323 Bryan Street—Mortgage(10)	6.04%		Nov. 6, 2009		57,282		57,943
Secured Term Debt(11)	5.65%		Nov. 11, 2014		152,918		154,835
Unsecured Credit Facility(12)	LIBOR + 1.500%		Oct. 31, 2008	(7)	181,000		44,000

Total principal outstanding					746,872		519,498
Loan premium—1125 Energy Park Drive and 731 East Trade Street mortgages					2,195		—

Total indebtedness					$749,067		$519,498

(1)	We have entered into interest rate swap agreements as a cash flow hedge for these loans. The total variable rate debt subject to the swap agreements was $192.9 million and $140.2 million as of December 31, 2005 and December 31, 2004, respectively. See note 10 for further information.

DIGITAL REALTY TRUST, INC. AND

DIGITAL REALTY TRUST, INC. PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(2)	This mortgage was repaid in October 2005. This was the weighted average interest rate as of December 31, 2004. The first note, in a principal amount of $45.0 million, bore interest at a rate of LIBOR + 3.0% per annum and the second note, in a principal amount of $1.7 million, bore interest at a rate of LIBOR + 7.0% per annum.
(3)	Two one-year extensions are available, which we may exercise if certain conditions are met.
(4)	A 13-month extension and a one-year extension are available, which we may exercise if certain conditions are met.
(5)	Based on exchange rates of $1.72 to £1.00 as of December 31, 2005 and $1.61 to £1.00 as of December 31, 2004.
(6)	Subject to a 2.5% LIBOR floor.
(7)	A one-year extension option is available.
(8)	This is the weighted average interest rate as of December 31, 2005. The first note, in a principal amount of $80.0 million, bears interest at a rate of LIBOR + 1.375% per annum and the second note, in a principal amount of $20.0 million, bears interest at a rate of LIBOR + 5.5% per annum.
(9)	If the loan is not repaid by March 1, 2012, the interest rate increases to the greater of 9.62% or the then treasury rate plus 2%.
(10)	This loan is also secured by a $5.0 million letter of credit.
(11)	This amount represents six mortgage loans secured by our interests in 36 NE 2nd Street, 3300 East Birch Street, 100 & 200 Quannapowitt Parkway, 300 Boulevard East, 4849 Alpha Road, and 11830 Webb Chapel Road. Each of these loans are cross-collateralized by the six properties.
(12)	The interest rate under our unsecured credit facility equals either (i) LIBOR plus a margin of between 1.250% and 1.625% or (ii) the greater of (x) the base rate announced by the lender and (y) the federal funds rate, plus a margin of between 0.375% – 0.750%. In each case, the margin is based on our leverage ratio. We incur a fee equal ranging from 0.15% to 0.25% for the unused portion of our unsecured credit facility.

Net loss from early extinguishment of debt related to prepayment costs and unamortized deferred financing costs write offs of assets when we prepaid loans. We repaid loans in 2005 over our 600 West Seventh Street and 200 Paul Avenue 1-4 properties and mezzanine debt over our 34551 Ardenwood Boulevard 1-4, 2334 Lundy Place, 2440 Marsh Lane properties.

As of December 31, 2005, principal payments due for our loans are as follows (in thousands):

2006	$75,306
2007	7,119
2008	286,989
2009	141,086
2010	4,554
Thereafter	231,818

Total	$746,872

On October 31, 2005, our operating partnership entered into an amendment of its existing unsecured revolving credit facility to raise the commitments thereunder to $350.0 million (with the option to further increase the unsecured revolving credit facility to $500 million subject to receipt of lender commitments and satisfaction of other conditions), reduce the applicable margin on advances by 12.5 basis points and extend the maturity by one year. Borrowings under the amended unsecured revolving credit facility currently bear interest at a rate based on LIBOR plus a margin ranging from 1.250% to 1.625%, depending on our operating partnership’s overall leverage, which margin was 1.50% as of December 31, 2005. The amended unsecured revolving credit

DIGITAL REALTY TRUST, INC. AND

DIGITAL REALTY TRUST, INC. PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

facility matures in October 2008, subject to a one-year extension option. The amended unsecured revolving credit facility has a $150.0 million sub-facility for foreign exchange advances in Euros and British Sterling. As of December 31, 2005, approximately $181.0 million was drawn under this facility. The credit facility contains various restrictive covenants, including limitations on our ability to incur additional indebtedness, make certain investments or merge with another company, and requirements to maintain financial coverage ratios and maintain a pool of unencumbered assets. In addition except to enable us to maintain our status as a REIT for federal income tax purposes, we will not during any four consecutive fiscal quarters make distributions with respect to common stock or other equity interests in an aggregate amount in excess of 95% of Funds From Operations, as defined, for such period, subject to certain other adjustments. As of December 31, 2005, we believe that we were in compliance with all the covenants.

Some of the loans impose penalties upon prepayment. The terms of the following mortgage loans do not permit prepayment of the loan prior to the dates listed below:

Loan	Date
4055 Valley View Lane	January 2006
100 Technology Center Drive	March 2006
350 East Cermak Road	May 2006
2323 Bryan Street	August 2009
200 Paul Avenue 1-4	November 2010
1125 Energy Park Drive	December 2011
Secured Term Debt	September 2014

6. Income (loss) per Share

The following is a summary of the elements used in calculating basic and diluted income per share (in thousands, except share and per share amounts):

	Year ended December 31, 2005	November 3, 2004 to December 31, 2004
Income (loss) from continuing operations	$16,526	$(6,212)
Preferred stock dividends	(10,014)	—

Income (loss) per share from continuing operations available to common stockholders	6,512	(6,212)
(Loss) income from discontinued operations	(425)	43

Net income (loss) available to common stockholders	$6,087	$(6,169)

Weighted average shares outstanding—basic	23,986,288	20,770,875
Potentially dilutive common shares:
Stock options	235,444	—

Weighted average shares outstanding—diluted	24,221,732	20,770,875

Income (loss) per share - basic:
Income (loss) per share from continuing operations available to common stockholders	$0.27	$(0.30)
Loss per share from discontinued operations	(0.02)	—

Net income (loss) per share available to common stockholders	$0.25	$(0.30)

Income (loss) per share - diluted:
Income (loss) per share from continuing operations available to common stockholders	$0.27	$(0.30)
Loss per share from discontinued operations	(0.02)	—

Net income (loss) per share available to common stockholders	$0.25	$(0.30)

DIGITAL REALTY TRUST, INC. AND

DIGITAL REALTY TRUST, INC. PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

For the year ended December 31, 2005 and the period from November 3, 2004 to December 31, 2004, weighted average Operating Partnership units of 31,539,155 and 31,521,431, respectively, were excluded from the computation of diluted earnings per share as their effect would not be dilutive. For the period November 3, 2004 through December 31, 2004 the potentially dilutive shares related to stock options for 924,902 shares were not included in the loss per share calculation, as the effect is antidilutive.

7. Stockholders Equity

(a) Redeemable Preferred Stock

Underwriting discounts and commissions and other offering costs totaling approximately $7.0 million are reflected as a reduction to preferred stock in the accompanying consolidated balance sheet.

8.50% Series A Cumulative redeemable preferred stock

We currently have outstanding 4,140,000 shares of our 8.50% series A cumulative redeemable preferred Stock, or series A preferred stock. Dividends are cumulative on our series A preferred stock from the date of original issuance in the amount of $2.125 per share each year, which is equivalent to 8.50% of the $25.00 liquidation preference per share. Dividends on our series A preferred stock are payable quarterly in arrears. Our series A preferred stock does not have a stated maturity date and is not subject to any sinking fund or mandatory redemption provisions.

Upon liquidation, dissolution or winding up, our series A preferred stock will rank senior to our common stock with respect to the payment of distributions and other amounts and ranks on parity with our Series B Preferred Stock. We are not allowed to redeem our series A preferred stock before February 9, 2010, except in limited circumstances to preserve our status as a REIT. On or after February 9, 2010, we may, at our option, redeem our series A preferred stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends on such series A preferred stock up to but excluding the redemption date. Holders of our series A preferred stock generally have no voting rights except for limited voting rights if we fail to pay dividends for six or more quarterly periods (whether or not consecutive) and in certain other circumstances. Our series A preferred stock is not convertible into or exchangeable for any other property or securities of our company.

7.875% Series B Cumulative redeemable preferred stock

We currently have outstanding 2,530,000 shares of our 7.875% series B cumulative redeemable preferred Stock, or series B preferred stock. Dividends are cumulative on our series B preferred stock from the date of original issuance in the amount of $1.96875 per share each year, which is equivalent to 7.875% of the $25.00 liquidation preference per share. Dividends on our series B preferred stock are payable quarterly in arrears. Our series B preferred stock does not have a stated maturity date and is not subject to any sinking fund or mandatory redemption provisions. Upon liquidation, dissolution or winding up, our series B preferred stock will rank senior to our common stock with respect to the payment of distributions and other amounts and ranks on parity with our Series A Preferred Stock. We are not allowed to redeem our series B preferred stock before July 26, 2010, except in limited circumstances to preserve our status as a REIT. On or after July 26, 2010, we may, at our option, redeem our series B preferred stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends on such series B preferred stock up to but excluding the redemption date. Holders of our series B preferred stock generally have no voting rights except for limited voting rights if we fail to pay dividends for six or more quarterly periods (whether or not consecutive) and in certain other circumstances. Our series B preferred stock is not convertible into or exchangeable for any other property or securities of our company.

DIGITAL REALTY TRUST, INC. AND

DIGITAL REALTY TRUST, INC. PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(b) Common Shares and Units

A common unit and a share of our common stock have essentially the same economic characteristics as they share equally in the total net income or loss and distributions of the Operating Partnership. The common units are further discussed in note 3 and the long term incentive units are discussed in note 8.

(c) Dividends

We have declared the following dividends and equivalent distributions on common units in our Operating Partnership for the year ended December 31, 2005 and the period from November 3, 2004 to December 31, 2004.

Date dividend and distribution declared	Share class	Dividend and distribution amount per share	Period covered	Dividend and distribution payable date	Annual equivalent rate of dividend and distribution per share	Dividend and distribution amount (in thousands)
November 8, 2005	Series A Preferred Stock	$0.53125	October 1, 2005 to December 31, 2005	December 30, 2005 to shareholders on record on December 15, 2005.	$2.125	$2,199
November 8, 2005	Series B Preferred Stock	$0.49219	October 1, 2005 to December 31, 2005	December 30, 2005 to shareholders on record on December 15, 2005.	$1.969	1,246
November 8, 2005	Common stock and operating partnership common units and long term incentive units.	$0.26500	October 1, 2005 to December 31, 2005	January 13, 2006 to shareholders on record on December 30, 2005.	$1.060	15,639
August 9, 2005	Series A Preferred Stock	$0.53125	July 1, 2005 to September 30, 2005	September 30, 2005 to shareholders on record on September 15, 2005.	$2.125	2,199
August 9, 2005	Series B Preferred Stock	$0.35547	July 26, 2005 to September 30, 2005	September 30, 2005 to shareholders on record on September 15, 2005.	$1.969	900
August 9, 2005	Common stock and operating partnership common units and long term incentive units.	$0.24375	July 1, 2005 to September 30, 2005	September 30, 2005 to shareholders on record on September 15, 2005.	$0.975	14,338
May 16, 2005	Series A Preferred Stock	$0.53125	April 1, 2005 to June 30, 2005	June 30, 2005 to shareholders on record on June 15, 2005.	$2.125	2,199
May 16, 2005	Common stock and operating partnership common units and long term incentive units.	$0.24375	April 1, 2005 to June 30, 2005	June 30, 2005 to shareholders on record on June 15, 2005.	$0.975	12,905
February 14, 2005	Series A Preferred Stock	$0.30694	February 9, 2005 to March 31, 2005	March 31, 2005 to shareholders on record on March 15, 2005.	$2.125	1,271
February 14, 2005	Common stock and operating partnership common units and long term incentive units.	$0.24375	January 1, 2005 to March 31, 2005	March 31, 2005 to shareholders on record on March 15, 2005.	$0.975	12,905
December 14, 2004	Common stock and operating partnership common units and long term incentive units.	$0.15632	November 3, 2004 to December 31, 2004	January 14, 2005 to shareholders on record on December 31, 2004.	$0.975	8,276

DIGITAL REALTY TRUST, INC. AND

DIGITAL REALTY TRUST, INC. PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

Total 2005 dividends and distributions declared through December 31, 2005:

	Declared in 2004	Declared in 2005	Total
Series A Preferred Stock	—	7,868	7,868
Series B Preferred Stock	—	2,146	2,146
Common stock and operating partnership common units and long term incentive units.	8,276	55,787	64,063

	$8,276	$65,801	$74,077

All dividends paid on our common and preferred stock in 2005 were classified as ordinary income for income tax purposes.

(d) Stock Options

The fair value of each option granted under the 2004 Incentive Award Plan is estimated on the date of the grant using the Black-Scholes option-pricing model with the weighted-average assumptions listed below for grants in 2005 and 2004. The fair values are being expensed on a straight-line basis over the vesting period of the options, which ranges from four to five years. The expense recorded for the year ended December 31, 2005 and the period from November 3, 2004 to December 31, 2004 was approximately $0.2 million and $32,000 respectively. Deferred compensation representing the unvested portion of the stock options totaled $1.0 million and $0.8 million as of December 31, 2005 and 2004, respectively and is included in additional paid-in capital in the accompanying consolidated balance sheets. We expect to recognize this deferred compensation over the next 3.4 years on a weighted average basis.

The following table shows the weighted-average assumptions used to calculate the fair value of the stock options granted for the year ended December 31, 2005 and the period from November 3, 2004 to December 31, 2004:

	Year ended December 31, 2005	November 3, 2004 to December 31, 2004
Dividend yield	5.61%	7.92%
Expected life of option	120 months	120 months
Risk-free interest rate	4.48%	4.11%
Expected stock price volatility	21.42%	22.29%

A summary of the stock option activity for the 2004 Incentive Award Plan the year ended December 31, 2005 and the period from November 3, 2004 to December 31, 2004 is as follows:

	Year ended December 31, 2005		November 3, 2004 to December 31, 2004
	Shares	Weighted average exercise price	Shares	Weighted average exercise price
Options outstanding, beginning of period	924,902	$12.16	—	$—
Granted	156,000	18.88	924,902	12.16
Exercised	(58,154)	12.33	—	—
Cancelled	(82,907)	12.61	—	—

Options outstanding, end of period	939,841	$13.27	924,902	$12.16

Exercisable, end of period	154,712	$12.05	—	—

Weighted-average fair value of options granted during the period		$2.57		$0.91

DIGITAL REALTY TRUST, INC. AND

DIGITAL REALTY TRUST, INC. PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

At December 31, 2005, we had 939,841 stock options outstanding, with exercise prices ranging from $12.00 to $20.37. At December 31, 2005, outstanding stock options totaling 819,841 and all of the exercisable options had exercise prices between $12.00 and $14.50 and 120,000 outstanding stock options had an exercise price of $20.37. The weighted-average remaining contractual life of these options at December 31, 2005 was 9.0 years. At December 31, 2005 the weighted average fair value of exercisable stock options measured at their grant date was approximately $0.1 million.

8. Incentive Plan

(a) Incentive Award Plan

Our 2004 Incentive Award Plan provides for the grant of incentive awards to employees, directors and consultants. Awards issuable under the 2004 Incentive Award Plan include stock options, restricted stock, dividend equivalents, stock appreciation rights, long-term incentive units, cash performance bonuses and other incentive awards. Only employees are eligible to receive incentive stock options under the 2004 Incentive Award Plan. We have reserved a total of 4,474,102 shares of common stock for issuance pursuant to the 2004 Incentive Award Plan, subject to certain adjustments set forth in the 2004 Incentive Award Plan. As of December 31, 2005, 587,039 shares of common stock or awards convertible into or exchangeable for common stock remained available for future issuance under the 2004 Incentive Award Plan. Each long-term incentive and Class C unit issued under the 2004 Incentive Award Plan will count as one share of common stock for purposes of calculating the limit on shares that may be issued under the 2004 Incentive Award Plan and the individual award limit discussed below.

(b) Long Term Incentive Units

Long-term incentive units may be issued to eligible participants for the performance of services to or for the benefit of the Operating Partnership. Long-term incentive units, whether vested or not, will receive the same quarterly per unit distributions as common units in the Operating Partnership, which equal per share distributions on our common stock. Initially, long-term incentive units do not have full parity with common units with respect to liquidating distributions. Upon the occurrence of specified events, long-term incentive units may over time achieve full parity with common units in the Operating Partnership for all purposes, and therefore accrete to an economic value for participants equivalent to our common stock on a one-for-one basis. If such parity is reached, vested long-term incentive units may be converted into an equal number of common units of the Operating Partnership at any time, and thereafter enjoy all the rights of common units of the Operating Partnership.

In connection with the IPO an aggregate of 1,490,561 of fully vested long-term incentive units were issued and compensation expense totaling $17.9 million was recorded at the completion of the IPO. Parity was reached for these units on February 9, 2005 upon completion of our series A preferred stock offering.

(c) Class C Profits Interests Units

During the final quarter of 2005, we granted to each of our named executive officers and certain other employees an award of Class C Profits Interest Units (Class C Units) of the Operating Partnership under our 2004 Incentive Award Plan. If the performance condition and the other vesting conditions are satisfied with respect to a Class C Unit, as described below, the Class C Unit will be treated in the same manner as the existing long-term incentive units issued by the Operating Partnership.

The Class C Units subject to each award will vest based on the achievement of a 10% or greater compound annual total shareholder return, as defined, for the period from the grant date through earlier of September 30, 2008 and the date of a change of control of our Company (the Performance Condition) combined with the

DIGITAL REALTY TRUST, INC. AND

DIGITAL REALTY TRUST, INC. PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

employee’s continued service with our company or the Operating Partnership through September 30, 2010. Upon achievement of the performance condition, the Class C units will receive the same quarterly per unit distribution as common units in the operating partnership.

The aggregate amount of the performance award pool will be equal to 7% of the excess shareholder value, as defined, created during the applicable performance period, but in no event will the amount of the pool exceed the lesser of $40,000,000 or the value of 2.5% of the total number of shares of our common stock and limited partnership units of the Operating Partnership at the end of the performance period.

Except in the event of a change in control of our company, 60% of the Class C Units that satisfy the Performance Condition will vest at the end of the three year performance period and an additional 1/60th of such Class C Units will vest on the date of each monthly anniversary thereafter, provided that the employee’s service has not terminated prior to the applicable vesting date.

To the extent that any Class C Units fail to satisfy the Performance Condition, such Class C Units will automatically be cancelled and forfeited by the employee. In addition, any Class C Units which are not eligible for pro rata vesting in the event of a termination of the employee’s employment due to death or disability or without cause (or for good reason, if applicable) will automatically be cancelled and forfeited upon a termination of the employee’s employment.

In the event that the value of the employee’s allocated portion of the award pool that satisfies the performance condition equates to a number of Class C Units that is greater than the number of Class C Units awarded to the executive, we will make an additional payment to the executive in the form of a number of shares of our restricted stock equal to the difference subject to the same vesting requirements as the Class C Units.

A portion of the award pool remains unallocated and available for grants to other future senior executives or to the then current grantees (including the named executive officers) if the Compensation Committee determines that the award pool percentage allocated to one or more of such executives should be increased.

On October 26, 2005, the Operating Partnership amended and restated its agreement of limited partnership in order to create the Class C Units. The Class C Units awarded and award pool percentages with respect to the awards made in 2005 to our named Executive Officers and others are as follows:

	Number of Class C units	Award Pool percentage
Richard A. Magnuson	333,333	26.5%
Michael F. Foust	250,000	19.8%
A. William Stein	166,667	13.2%
Scott E. Peterson	166,667	13.2%
Christopher J. Crosby	80,000	6.3%
Others	183,333	14.6%
Unallocated at December 31, 2005	80,000	6.4%

	1,260,000	100.0%

The fair value of these awards of approximately $4.0 million will be recognized as compensation expense over the expected service period of five years. We recognized compensation expense related to these Class C units of $0.2 million in the year ended December 31, 2005. If the Performance Condition is not met, the amount of unamortized amount will be recognized as an expense at that time.

DIGITAL REALTY TRUST, INC. AND

DIGITAL REALTY TRUST, INC. PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(d) 401(k) Plan

We have a 401(k) plan whereby our employees may contribute a portion of their compensation to their respective retirement accounts, in an amount not to exceed the maximum allowed under the Internal Revenue Code. The 401(k) Plan complies with Internal Revenue Service requirements as a 401(k) Safe Harbor Plan whereby discretionary contributions made by us are 100% vested. The aggregate cost of our contributions to the 401(k) Plan was approximately $0.1 million for the year ended December 31, 2005, and we incurred no cost during the years ended December 31, 2004 and 2003.

9. Fair Value of Instruments

We disclose fair value information about all financial instruments, whether or not recognized in the balance sheets, for which it is practicable to estimate fair value.

The estimates of the fair value financial instruments at December 31, 2005 and 2004, respectively, were determined using available market information and appropriate valuation methods. Considerable judgment is necessary to interpret market data and develop estimated fair value. The use of different market assumptions or estimation methods may have a material effect on the estimated fair value amounts.

The carrying amounts for cash and cash equivalents, restricted cash, accounts and other receivables, accounts payable and other accrued liabilities, security deposits and prepaid rents approximate fair value because of the short-term nature of these instruments. As described in note 10, the interest rate cap, interest rate swap and foreign currency forward sale contracts are recorded at fair value.

We calculate the fair value of our notes payable under line of credit, mortgage and other secured loans based on currently available market rates assuming the loans are outstanding through maturity and considering the collateral and other loan terms. In determining the current market rate for fixed rate debt, a market spread is added to the quoted yields on federal government treasury securities with similar maturity dates to debt.

At December 31, 2005 the aggregate fair value of our mortgage and other secured loans is estimated to be $754.1 million compared to the carrying value of $749.1 million. As of December 31, 2004 the fair value of our loans was estimated to be approximately $530.9 million compared to a carrying value of $519.5 million.

10. Derivative Instruments

In November 2004 and May 2005, we entered into interest rate swaps to hedge variability in cash flows related to certain of our mortgage loans. The fair value of such derivatives was $3.3 million and ($27,000) at December 31, 2005 and December 31, 2004. For the year ended December 31, 2005, the change in net unrealized gains for derivatives designated as cash flow hedges was $3.3 million, and is separately disclosed in the statement of comprehensive income, as reduced by the amount allocated to minority interests.

DIGITAL REALTY TRUST, INC. AND

DIGITAL REALTY TRUST, INC. PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

As of December 31, 2005, we estimate that $2.0 million of accumulated other comprehensive income will be reclassified to earnings as a reduction to interest expense during the year ending December 31, 2006 as the hedged forecasted transactions impact earnings.

The table below summarizes the terms of these interest rate swaps and their fair values as of December 31, 2005 (in thousands):

Current Notional Amount	Strike Rate	Effective Date	Expiration Date	Fair Value
$43,000	3.250%	Nov. 26, 2004	Sept. 15, 2006	$431
21,105	3.754	Nov. 26, 2004	Jan. 2, 2009	551
20,000	3.824	Nov. 26, 2004	Apr. 1, 2009	555
8,775	3.331	Nov. 26, 2004	Dec. 1, 2006	110
100,000	4.025	May 26, 2006	Jun. 15, 2008	1,620

$192,880				$3,267

We also have LIBOR interest rate caps as required by the lenders that are not designated as hedges. The fair values of the caps were immaterial as of December 31, 2005 and December 31, 2004.

In 2003, the Predecessor entered into a foreign currency forward sale contract of approximately £7.9 million, with a delivery date of January 24, 2005, to hedge the equity investment in 6 Braham Street, located in London, England. On January 24, 2005, we settled our obligations under this arrangement for a payment of approximately $2.5 million and entered into a new forward contract of the same notional amount expiring in January 2006. On February 4, 2005, GI Partners reimbursed us for $1.9 million of the $2.5 million settlement since it was determined that the negative value associated with the forward contract that we assumed was not otherwise factored into the determination of the number of common units that were granted to GI Partners in exchange for our interests in 6 Braham Street.

The forward contracts had been designated as net investment hedges and the contracts had values of $1.0 million and ($2.8) million on December 31, 2005 and December 31, 2004, respectively. The change in value of the derivative was recorded in other comprehensive income (loss) as a part of the cumulative translation adjustments. The $1.9 million received from GI Partners was recorded as other comprehensive income during the year ended December 31, 2005, when GI Partners agreed to pay such amount. The cumulative translation adjustment amounts included in other comprehensive income (loss) related to the net investment hedge will be reclassified to earnings when the hedged investment is sold or liquidated. We terminated this contract in January 2006 and received cash of approximately $0.7 million.

DIGITAL REALTY TRUST, INC. AND

DIGITAL REALTY TRUST, INC. PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

11. Tenant Leases

The future minimum lease payments to be received (excluding operating expense reimbursements) by us as of December 31, 2005, under non-cancelable operating leases are as follows (in thousands):

2006	$169,565
2007	170,167
2008	168,275
2009	164,545
2010	150,483
Thereafter	601,772

Total	$1,424,807

For the years ended December 31, 2005 and 2004 revenues recognized from Savvis Communications comprised approximately 11.4% and 11.1% of total revenues, respectively. For the year ended December 31, 2005, Qwest Communications International, Inc. comprised approximately 10.3% of total revenues. Other than noted here, for the years ended December 31, 2005, 2004 and 2003 no single tenant comprised more than 10% of total revenues.

12. Related Party Transactions

We paid additional compensation, not encompassed in the management fee, to affiliates of CB Richard Ellis, an affiliate of GI Partners for real estate services. The following schedule presents fees incurred by us and the Predecessor and earned by affiliates of CB Richard Ellis Investors (in thousands):

Year ended December 31,	2005	2004	2003
Lease commissions	$751	$411	$1,092
Brokerage fees	—	—	491
Property management fees and other	$1,191	1,068	406

	$1,942	$1,479	$1,989

In April 2005, we entered into two agreements with Linc Facility Services, LLC, or LFS primarily for personnel providing for operations and maintenance repairs of the mechanical, electrical, plumbing and general building service systems of five of our properties. LFS belongs to The Linc Group, which GI Partners has owned since late 2003. Our consolidated statement of operations includes expenses approximately $0.7 million for these services for the year ended December 31, 2005 and we owed LFS approximately $67,000 at December 31, 2005.

Asset management fees incurred by GI Partners totaling approximately $2.7 million and $3.2 million for the period from January 1, 2004 to November 2, 2004 and the year ended December 31, 2003, respectively have been allocated to the Predecessor. These fees were paid to an affiliate of GI Partners. Although neither we nor the Operating Partnership are or will be parties to the agreement requiring the payment of the asset management fees, an allocation of such fees has been included in the accompanying combined financial statements of the Predecessor. This is because this fee is essentially the Predecessor’s historical general and administrative expense as the Predecessor did not directly incur personnel costs, home office space rent or other general and administrative expenses that are incurred directly by us and the Operating Partnership subsequent to the completion of the IPO. These types of expenses were historically incurred by the asset manager and were passed through to GI Partners via the asset management fee.

DIGITAL REALTY TRUST, INC. AND

DIGITAL REALTY TRUST, INC. PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

We acquired 8534 Concord Center Drive from GI Partners in May 2005 for approximately $16.5 million. As of December 31, 2005, GI Partners had $1.2 million of letters of credit outstanding that secure obligations relating to two of our properties, 600 West Seventh Street and 7979 East Tufts Avenue. These letters of credit were initially issued in lieu of making deposits required by a local utility and in lieu of establishing a restricted cash account on behalf of a lender. These letters of credit were transferred to us on January 1, 2006. Prior to December 31, 2005 we reimbursed GI Partners for the costs of maintaining the letters of credit, which payments were less than $5,000 per quarter.

13. Commitments and Contingencies

(a) Operating Leases

We have a ground lease obligation on 2010 East Centennial Circle that expires in 2082. After February 2036, rent for the remaining term of the 2010 East Centennial Circle ground lease will be determined based on a fair market value appraisal of the property and, as result, rent after February 2036 is excluded from the minimum commitment information below.

We have ground leases on Paul van Vlissingenstraat 16 which we acquired in August 2005 that expires in 2054 and a ground lease over Chemin de l’Epinglier 2 which we acquired in November 2005 that expires in July 2074. We have an operating lease for our current headquarters which we occupied in June 2005 and expires in May 2012 with an option to extend the lease until September 2017.

Rental expense for these three leases was $440,000, $339,000 and $198,000 for the years ended December 31, 2005, 2004 and 2003 respectively.

The minimum commitment under these leases as of December 31, 2005 was as follows (in thousands):

2006	$765
2007	765
2008	768
2009	804
2010	804
Thereafter	19,766

Total	$23,672

(b) Contingent liabilities

The seller of 350 East Cermak Road can earn an additional $20.0 million by obtaining a change in the real estate tax classification prior to December 31, 2006. We have also agreed with the seller to share a portion, not to exceed $135,000 per month, of rental revenue, adjusted for our costs to lease the premises, from the lease of the 260,000 square feet of space held for redevelopment. This revenue sharing agreement will terminate in May 2013. As part of the acquisition of Paul van Vlissingenstraat 16, we entered into an agreement with the seller, whereby, for twelve months from the execution of the purchase and sale agreement, our purchase price may increase dependant upon future leasing activity as a result of actions by the seller. The amount of the potential commitment is not currently quantifiable as it is based on a 10% cap rate on the incremental operating income from qualifying new leases that are closed or binding during the participation period. We have recorded no liability for these contingent liabilities on our consolidated balance sheet at December 31, 2005.

DIGITAL REALTY TRUST, INC. AND

DIGITAL REALTY TRUST, INC. PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

(c) Purchase commitments

At December 31, 2005 we had signed agreements to acquire a property located in Dublin, Ireland and Carrollton, Texas. We acquired both of these properties in the first quarter of 2006.

Our properties require periodic investments of capital for tenant-related capital expenditures and for general capital improvements. As of December 31, 2005, we had commitments under leases in effect for approximately $30.0 million of tenant improvement costs and leasing commissions all of which we expect to incur in 2006.

14. Quarterly Financial Information (unaudited)

The tables below reflect selected quarterly information for us and the Predecessor for the years ended December 31, 2005 and 2004. Certain amounts have been reclassified to conform to the current year presentation (in thousands except share amounts).

	Three Months Ended
	December 31, 2005	September 30, 2005	June 30, 2005	March 31, 2005
	(revised)	(revised)	(revised)	(revised)
Total revenues from continuing operations(1)	$61,453	$54,987	$48,169	$38,096
Income from continuing operations before minority interests(1)	6,413	6,218	7,691	5,022
Loss from discontinued operations before minority interests(1)	(474)	(169)	(217)	(127)
Net income	4,602	4,425	4,335	2,739
Net income available to common stockholders	1,157	1,326	2,136	1,468
Basic net income per share available to common stockholders	$0.04	$0.05	$0.10	$0.07
Diluted net income per share available to common shareholders	$0.04	$0.05	$0.10	$0.07

	Three Months Ended
	December 31, 2004(2)	September 30, 2004	June 30, 2004	March 31, 2004
	(revised)	(revised)	(revised)	(revised)
Total revenues from continuing operations(1)	$34,651	$28,134	$19,905	$17,284
(Loss) income from continuing operations before minority interests(1)	(15,252)	3,702	3,418	3,777
Loss from discontinued operations before minority interests(1)	(317)	(315)	(424)	(270)
Net (loss) income	$(5,359)	$3,359	$3,096	$3,461
Basic and diluted net loss per share available to common stockholders(3)	$(0.30)

(1)	Amounts have been revised from those originally reported in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2005 to reflect discontinued operations reclassifications. See note 15 for discussion regarding sale of 7979 East Tufts Avenue on July 12, 2006.
(2)	Represents consolidated operating results for the period from November 3, 2004 to December 31, 2004 and combined operating results for the Predecessor for the period from October 1, 2004 to November 2, 2004. The operating results and net loss per share for the quarter ended December 31, 2004 may not be comparable to future expected results since they include various IPO-related charges.
(3)	The net loss per share—basic and diluted is for the period from November 3, 2004 to December 31, 2004. This may not be comparable to future net income (loss) per share since it includes the effect of various IPO-related charges.

DIGITAL REALTY TRUST, INC. AND

DIGITAL REALTY TRUST, INC. PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

15. Subsequent Events

On February 14, 2006 we signed an agreement to acquire a property located in Toronto, Canada for approximately $16.0 million.

On February 14, 2006 we signed an agreement to acquire a property located in Atlanta, Georgia for approximately $25.3 million.

On February 6, 2006 we purchased a property in Dublin, Ireland for Euros 5.2 million ($6.3 million at the rate of exchange at the date of purchase) including $0.4 million in Stamp Duty Tax. We also paid an additional $0.8 million in Value Added Tax which we expect to recover in the first quarter of 2006.

On January 6, 2006 we acquired 4025 Midway Road in Carrollton, Texas, a suburb of Dallas for approximately $16.2 million.

On February 27, 2006, we declared the following distributions per share and the Operating Partnership made an equivalent distribution per unit.

Share class	Series A Preferred Stock	Series B Preferred Stock	Common stock
Dividend and distribution amount	$0.53125	$0.49219	$0.265
Dividend and distribution payable date	March 31, 2006	March 31, 2006	March 31, 2006
Dividend payable to shareholders of record on:	March 15, 2006	March 15, 2006	March 15, 2006
Annual equivalent rate of dividend and distribution	$2.125	$1.96875	$1.06

In June 2006, we classified 7979 East Tufts Avenue as held for sale and sold the property on July 12, 2006. Accordingly, we have revised our consolidated and combined financial statements for the years ended December 31, 2005, 2004 and 2003 to reflect our results from operations at 7979 East Tufts Avenue as discontinued operations. This revision did not impact previously reported net income (loss) or net income (loss) per share available to common stockholders.

DIGITAL REALTY TRUST, INC. AND

DIGITAL REALTY TRUST, INC. PREDECESSOR

NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS—(Continued)

The results of 7979 East Tufts Avenue were as follows (in thousands):

	The Company		The Predecessor
	Year Ended December 31, 2005	Period from November 3, 2004 through December 31, 2004	Period from January 1, 2004 through November 2, 2004	Year Ended December 31, 2003
Revenues:
Rental	$5,791	$1,111	$4,128	$1,426
Tenant reimbursements	280	91	134	29
Other	33	—	1,683	—

Total revenues	6,104	1,202	5,945	1,455

Expenses:
Rental property operating and maintenance	2,127	383	1,510	419
Property taxes	875	126	607	209
Insurance	76	17	107	29
Interest	1,398	231	1,128	69
Depreciation and amortization	2,616	390	2,219	658
General and administrative	—	(41)	69	17
Other	(1)	—	1,727	—

Total expenses	7,091	1,106	7,367	1,401

(Loss) income before minority interests	(987)	96	(1,422)	54
Minority interests attributable to discontinued operations	562	(53)	23	—

(Loss) income from discontinued operations	$(425)	$43	$(1,399)	$54

The future minimum lease payments (excluding operating expense reimbursements) as of December 31, 2005, under non-cancelable operating leases related to 7979 East Tufts Avenue, that are included in the future minimum lease totals disclosed in note 11 to the consolidated financial statements, are as follows (in thousands):

2006	$5,133
2007	4,594
2008	4,085
2009	4,064
2010	2,651
Thereafter	2,186

$22,713

DIGITAL REALTY TRUST, INC.

SCHEDULE III

PROPERTIES AND ACCUMULATED DEPRECIATION

DECEMBER 31, 2005

(In thousands)

	Metropolitan Area	Encum- brances		Initial costs			Costs capitalized subsequent to acquisition		Total costs				Accumulated depreciation and amortization	Date of acquisition(A) or construction(C)
				Land	Acquired ground lease	Buildings and improvements	Impro- vements	Carrying costs	Land	Acquired ground lease	Buildings and improvements	Total
PROPERTIES:
36 NE 2nd Street	Miami	18,005		1,942	—	24,184	94	—	1,942	—	24,278	26,220	(2,874)	2002	(A)
2323 Bryan Street	Dallas	57,282		1,838	—	77,604	6,305	—	1,838	—	83,909	85,747	(10,691)	2002	(A)
6 Braham Street	London, England	22,490		3,776	—	28,166	3,848	—	3,776	—	32,014	35,790	(2,891)	2002	(A)
300 Boulevard East	New York	46,171		5,140	—	48,526	9,282	—	5,140	—	57,808	62,948	(5,383)	2002	(A)
2334 Lundy Place	Silicon Valley	13,000	(1)	3,607	—	23,008	—	—	3,607	—	23,008	26,615	(2,494)	2002	(A)
34551 Ardenwood Boulevard 1-4	Silicon Valley	25,000	(1)	15,330	—	32,419	1,749	—	15,330	—	34,168	49,498	(3,810)	2003	(A)
2440 Marsh Lane	Dallas	5,000	(1)	1,477	—	10,330	4	—	1,477	—	10,334	11,811	(1,095)	2003	(A)
2010 East Centennial Circle	Phoenix	—		—	1,477	16,472	—	—	—	1,477	16,472	17,949	(1,256)	2003	(A)
375 Riverside Parkway	Atlanta	8,775		1,250	—	11,578	189	—	1,250	—	11,767	13,017	(870)	2003	(A)
3300 East Birch Street	Los Angeles	7,843		3,777	—	4,611	420	—	3,777	—	5,031	8,808	(672)	2003	(A)
4055 Valley View Lane	Dallas	21,150		3,643	—	22,060	371	—	3,643	—	22,431	26,074	(2,070)	2003	(A)
47700 Kato Road & 1055 Page Avenue	Silicon Valley	17,540		5,272	—	20,166	—	—	5,272	—	20,166	25,438	(1,163)	2003	(A)
7979 East Tufts Avenue	Denver	26,000		3,662	—	29,183	3,826	—	3,662	—	33,009	36,671	(4,364)	2003	(A)
100 Technology Center Drive	Boston	20,000		2,957	—	22,417	252	—	2,957	—	22,669	25,626	(1,519)	2004	(A)
4849 Alpha Road	Dallas	11,050		2,983	—	10,650	19	—	2,983	—	10,669	13,652	(786)	2004	(A)
600 West Seventh Street	Los Angeles	—		18,478	—	50,824	2,333	—	18,478	—	53,157	71,635	(3,112)	2004	(A)
2045 & 2055 LaFayette Street	Silicon Valley	—		6,065	—	43,817	—	—	6,065	—	43,817	49,882	(2,223)	2004	(A)
100 & 200 Quannapowitt Parkway	Boston	35,812		12,416	—	26,154	533	—	12,416	—	26,687	39,103	(1,999)	2004	(A)
11830 Webb Chapel Road	Dallas	34,037		5,881	—	34,473	131	—	5,881	—	34,604	40,485	(1,896)	2004	(A)
150 South First Street	Silicon Valley	—		2,068	—	29,214	265	—	2,068	—	29,479	31,547	(1,084)	2004	(A)
3065 Gold Camp Drive	Sacramento	—		1,886	—	10,686	115	—	1,886	—	10,801	12,687	(497)	2004	(A)
200 Paul Avenue 1-4	San Francisco	81,000		14,427	—	75,777	759	—	14,427	—	76,536	90,963	(2,980)	2004	(A)
1100 Space Park Drive	Silicon Valley	—		5,130	—	18,206	1,976	—	5,130	—	20,182	25,312	(993)	2004	(A)
3015 Winona Avenue	Los Angeles	—		6,534	—	8,356	27	—	6,534	—	8,383	14,917	(402)	2004	(A)
833 Chestnut Street	Philadelphia	—		5,738	—	42,249	1,088	—	5,738	—	43,337	49,075	(2,114)	2005	(A)
1125 Energy Park Drive	Minneapolis/ St. Paul	10,512	(2)	2,775	—	10,761	—	—	2,775	—	10,761	13,536	(339)	2005	(A)
350 East Cermak Road	Chicago	100,000		8,466	—	103,232	1,231	—	8,466	—	104,463	112,929	(2,472)	2005	(A)

DIGITAL REALTY TRUST, INC.

SCHEDULE III

PROPERTIES AND ACCUMULATED DEPRECIATION—(Continued)

DECEMBER 31, 2005

(In thousands)

	Metropolitan Area	Encum- brances		Initial costs			Costs capitalized subsequent to acquisition		Total costs				Accumulated depreciation and amortization	Date of acquisition(A) or construction(C)
				Land	Acquired ground lease	Buildings and improvements	Impro- vements	Carrying costs	Land	Acquired ground lease	Buildings and improvements	Total
8534 Concord Center Drive	Denver	—		2,181	—	11,561	14	—	2,181	—	11,575	13,756	(315)	2005	(A)
2401 Walsh Street	Silicon Valley	—		5,775	—	19,267	9	—	5,775	—	19,276	25,051	(330)	2005	(A)
200 North Nash Street	Los Angeles	—		5,514	—	11,695	6	—	5,514	—	11,701	17,215	(214)	2005	(A)
2403 Walsh Street	Silicon Valley	—		5,504	—	9,727	6	—	5,504	—	9,733	15,237	(195)	2005	(A)
4700 Old Ironsides Drive	Silicon Valley	—		2,865	—	4,540	1	—	2,865	—	4,541	7,406	(128)	2005	(A)
4650 Old Ironsides Drive	Silicon Valley	—		4,562	—	12,503	1	—	4,562	—	12,504	17,066	(247)	2005	(A)
731 East Trade Street	Charlotte	7,400	(3)	1,748	—	5,727	—	—	1,748	—	5,727	7,475	(63)	2005	(A)
113 North Myers	Charlotte	—		1,098	—	3,127	—	—	1,098	—	3,127	4,225	(48)	2005	(A)
125 North Myers	Charlotte	—		1,271	—	3,738	—	—	1,271	—	3,738	5,009	(42)	2005	(A)
Paul van Vlissingenstraat 16	Amsterdam, Netherlands	—		—	—	15,255	423	—	—	—	15,678	15,678	(214)	2005	(A)
600-780 S. Federal	Chicago	—		7,801	—	27,718	52	—	7,801	—	27,770	35,571	(241)	2005	(A)
115 Second Avenue	Boston	—		1,691	—	12,569	—	—	1,691	—	12,569	14,260	(102)	2005	(A)
Chemin de l’Epinglier 2	Geneva, Switzerland	—		—	—	20,071	—	—	—	—	20,071	20,071	(113)	2005	(A)
251 Exchange Place	Northern Virginia	—		1,622	—	10,425	—	—	1,622	—	10,425	12,047	(37)	2005	(A)
7500 & 7520 Metro Center Drive	Austin	—		1,687	—	11,637	—	—	1,687	—	11,637	13,324	(54)	2005	(A)
3 Corporate Place	New York	—		2,124	—	12,678	—	—	2,124	—	12,678	14,802	—	2005	(A)
Other		—		—	—	2,382	—	—	—	—	2,382	2,382	(12)

		568,067		191,961	1,477	1,029,743	35,329	—	191,961	1,477	1,065,072	1,258,510	(64,404)

(1)	This is an allocation of a $43,000 loan secured by three properties.
(2)	The balance shown includes an unamortized premium of $837.
(3)	The balance shown includes an unamortized premium of $1,358.

See accompanying report of independent registered public accounting firm.

DIGITAL REALTY TRUST, INC.

NOTES TO SCHEDULE III

PROPERTIES AND ACCUMULATED DEPRECIATION

December 31, 2005

(In thousands)

(1) Tax Basis Cost

The aggregate gross cost of Digital Realty Trust, Inc. (the company) properties for federal income tax purposes approximated $1,335.7 million (unaudited) as of December 31, 2005.

(2) Historical Cost and Accumulated Depreciation and Amortization

The following table reconciles the historical cost of the Company’s properties for financial reporting purposes for each of the years in the three year period ended December 31, 2005.

	The Company Year Ended December 31, 2005	The Company and the Predecessor Year Ended December 31, 2004	The Predecessor Year Ended December 31, 2004
Balance, beginning of year	$818,392	$404,763	$220,630
Additions during period (acquisitions and improvements)	440,934	414,877	184,673
Deductions during period (write-off of tenant improvements)	(816)	(1,248)	(540)

Balance, end of year	$1,258,510	$818,392	$404,763

The following table reconciles accumulated depreciation and amortization of the Company’s properties for financial reporting purposes for each of the years in the three-year period ended December 31, 2005.

	The Company Year Ended December 31, 2005	The Company and the Predecessor Year Ended December 31, 2004	The Predecessor Year Ended December 31, 2004
Balance, beginning of year	$30,980	$13,026	$3,621
Additions during period (depreciation and amortization expense)	33,626	18,207	9,480
Deductions during period (write-off of tenant improvements)	(202)	(253)	(75)

Balance, end of year	$64,404	$30,980	$13,026

Schedules other than those listed above are omitted because they are not applicable or the information required is included in the consolidated and combined financial statements or the notes thereto.